Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball
Director of Finance and Investor Relations	Vice President of Marketing & PA
214-473-3969	214-473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad CFO To Be Recalled To Military Duty

PLANO, TX (February 10, 2005) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) announced that chief financial officer Burke W. Whitman, a reserve officer in the United States Marine Corps, will be recalled to temporary active military duty in March, probably for service in Iraq, with an expected return to the Company in the fourth quarter of 2005.

Triad anticipates no significant impact to its operations or performance as a result of Mr. Whitman’s absence. The Company expects Mr. Whitman to remain involved in its strategic and other significant decisions through electronic and telephonic communications, and other officers will conduct the Company’s day-to-day business while Mr. Whitman is away.

During Mr. Whitman’s absence, the Company plans for senior vice president and controller W. Stephen Love to serve as acting chief financial officer, and for chairman and chief executive officer James D. Shelton and director of finance and investor relations Laura C. Baldwin to lead its investor relations activities. Mr. Love and Ms. Baldwin will report to Mr. Shelton during Mr. Whitman’s absence. Other officers’ duties will remain unchanged.

“We are proud of Burke and his service to our country, and we look forward to his safe and early return,” said Mr. Shelton.

Mr. Whitman and Ms. Baldwin are scheduled to speak at an investor conference in New York at 10:30 am ET on Wednesday, February 16, and expect to discuss this temporary organizational change briefly at that time. The presentation will be webcast live over the Internet via the Company’s website (www.triadhospitals.com).

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.